Exhibit 99.1

FOR IMMEDIATE RELEASE: March 2, 2012

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3116

kburden@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Reports FY and Q4 2011 Results

2011 revenue $1.1B, 2011 net loss $(19.4)M

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for fiscal year 2011 and the quarter ended December 31, 2011.

Key FY 2011 metrics (comparison to FY 2010):

•                  Revenue:  $1,054M vs. $1,090M (3% decrease);

•                  Gross margin: 17.0% vs. 17.4% (40 basis point decrease);

•                  Gross profit:  $179.1M vs. $189.6M (6% decrease);

•                  Sales and marketing expense: $61.8M vs. $61.3M (1% increase);

•                  Contribution (non-GAAP measure): $117.3M vs. $128.3M (9% decrease);

•                  G&A/Technology expense: $134.8M vs. $113.9M (18% increase);

•                  Net income (loss): $(19.4)M vs. $13.9M ($33.3M decrease); and

•                  Diluted EPS: $(0.84)/share vs. $0.59/share ($1.43 decrease).

Key Q4 2011 metrics (comparison to Q4 2010):

•                  Revenue:  $314.1M vs. $348.9M (10% decrease);

•                  Gross margin: 16.2% vs. 17.0% (80 basis point decrease);

•                  Gross profit:  $50.9M vs. $59.4M (14% decrease);

•                  Sales and marketing expense: $18.9M vs. $17.3M (10% increase);

•                  Contribution (non-GAAP measure): $32.0M vs. $42.2M (24% decrease);

•                  G&A/Technology expense: $34.1M vs. $27.4M (24% increase);

•                  Net income (loss): $(3.4)M vs. $14.9M ($18.3M decrease); and

•                  Diluted EPS: $(0.15)/share vs. $0.63/share ($0.78 decrease).

The Company will hold a conference call and webcast to discuss its fiscal year and fourth quarter 2011 financial results on Friday, March 2, 2012 at 11:30 a.m. Eastern Time.

Webcast information

To access the live webcast and presentation slides, please go to http://investors.overstock.com.  To listen to the conference call via telephone, dial (866) 551-1816 and enter conference ID 54760607 when prompted.  Participants outside the United States or Canada who do not have Internet access should dial +1 (706) 758-1198 and enter conference ID 54760607 when prompted.

Replay

A replay of the webcast will be available at http://investors.overstock.com starting 2 hours after the live call has ended.  An audio replay of the webcast will be available via telephone starting at 2:30 p.m. Eastern Time on Friday, March 2, 2012, through 11:59 p.m. Eastern Time on Friday, March 9, 2012.  To listen to the recorded webcast by phone, please dial (800) 642-1687 and enter conference ID 54760607 when prompted.  Outside the U.S. or Canada please dial +1 (706) 645-9291 and enter conference ID 54760607 when prompted.

Please email questions to Kevin Moon at kmoon@overstock.com prior to the conference call.

Key financial and operating metrics:

Total revenue — Total revenue for the fiscal year of 2011 and 2010 was $1,054 million and $1,090 million, respectively, a 3% decrease. We believe our revenues were adversely impacted during the first and second quarters when Google Inc. notified us that it was penalizing us in natural search results for noncompliance with some of Google’s natural search guidelines. During this penalty period, we dropped significantly in some Google natural search result rankings. We made changes to conform to Google’s guidelines and on April 21, 2011 Google ended its penalization of our natural search results. We were able to offset some of the negative impact to revenue by increasing expenditures in other marketing channels.  Revenues were also hurt by a shift of marketing resources into our Club O loyalty program and away from coupons and other site-wide promotions, which were less effective in generating revenues during the second and third quarter of 2011. We also believe that our efforts to rebrand ourselves from Overstock.com to O.co hurt revenue growth in 2011 as it confused some prospective customers who had trouble finding our website.  Total revenue for the fourth quarter of 2011 and 2010 was $314.1 million and $348.9 million, respectively, a 10% decrease.

Gross profit — Gross profit for the fiscal year of 2011 and 2010 was $179.1 million and $189.6 million, respectively, a 6% decrease, representing 17.0% and 17.4% of total revenue for those respective periods.  The decrease in gross margin is primarily due to fixed costs increasing as a percentage of revenue due to declining direct revenue, higher inbound and outbound freight and higher product costs from returned goods due to a direct sales mix shift to the home and garden category, and competitive pricing initiatives in the fulfillment partner business. Gross profit for the fourth quarter of 2011 and 2010 was $50.9 million and $59.4 million, respectively, a 14% decrease, representing 16.2% and 17.0% of total revenue for those respective periods.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) — Contribution for the fiscal year of 2011 and 2010 was $117.3 million and $128.3 million,

respectively, a 9% decrease. Contribution margin decreased by 70 basis points to 11.1% from 11.8% in those same periods.  Contribution for the fourth quarter of 2011 and 2010 was $32.0 million and $42.2 million, respectively, a 24% decrease. Contribution margin was 10.2% and 12.1% for those same periods.

Contribution (a non-GAAP financial measure) (which we reconcile to “gross profit” in our statement of operations) consists of gross profit less sales and marketing expense and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. When viewed with our GAAP gross profit less sales and marketing expenses, we believe contribution and contribution margin provides management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss).

For further details on contribution and contribution margin, see the calculation of these non-GAAP financial measures and the reconciliation of contribution to gross profit below (in thousands):

	Year ended December 31,
	2011	2010	2009
Total net revenue	$1,054,277	$1,089,873	$876,769
Cost of goods sold	875,189	900,233	712,017
Gross profit	179,088	189,640	164,752
Less: Sales and marketing expense	61,813	61,334	55,549
Contribution	$117,275	$128,306	$109,203
Contribution margin	11.1%	11.8%	12.5%

	Three months ended December 31,
	2011	2010
Total net revenue	$314,077	$348,870
Cost of goods sold	263,216	289,458
Gross profit	50,861	59,412
Less: Sales and marketing expense	18,911	17,250
Contribution	$31,950	$42,162
Contribution margin	10.2%	12.1%

Sales and marketing expenses — Sales and marketing expenses totaled $61.8 million and $61.3 million for the fiscal year 2011 and 2010, respectively, a 1% increase and representing 5.9% and  5.6% of revenue for those respective periods.  The increase in sales and marketing expenses as a percent of net revenues is primarily due to increased spending in search marketing, increased in part to offset the negative impact of the Google penalty on revenues as described above, partially offset by a decline in spending for affiliate marketing and television advertising.  Sales and marketing expenses totaled $18.9 million and $17.3 million for the fourth quarter of 2011 and 2010, respectively, a 10% increase and representing 6.0% and 4.9% of revenue for the same periods.

Technology expenses — Technology expenses totaled $67.0 million and $58.3 million for the fiscal year 2011 and 2010, respectively, a 15% increase and representing 6.4% and 5.3% of revenue for those respective periods. The $8.8 million increase is primarily due to a $4.7 million increase in compensation expense (primarily due to increases in staffing), and a $1.9 million increase in depreciation expense. Technology expenses totaled $16.4 million and $15.9 million for the fourth quarter of 2011 and 2010, respectively, a 3% increase, and representing 5.2% and 4.6% of revenue for those respective periods.

General and administrative (“G&A”) expenses — G&A expenses totaled $67.8 million and $55.7 million for the fiscal year 2011 and 2010, respectively, a 22% increase, and representing 6.4% and 5.1% of total revenue for those respective periods.  The $12.1 million increase is primarily due to a $12.3 million increase in legal fees. G&A expenses totaled $17.7 million and $11.5 million for the fourth quarter of 2011 and 2010, respectively, a 54% increase and representing 5.6% and 3.3% of total revenue for those respective periods.

Restructuring — There were no restructuring charges or reversals during the year ended December 31, 2011. We reversed $569,000 of lease termination costs liability during the year ended December 31, 2010 due to changes in our estimate of sublease income, primarily as a result of our entering into agreements with a sublessee to terminate the subleases and have us re-occupy a portion of the space previously abandoned.

Operating income (loss) — Operating income (loss) for the fiscal year of 2011 was $(17.5) million compared to $15.0 million in 2010, a $32.5 million decrease.  Operating income (loss) for the fourth quarter of 2011 was $(2.2) million compared to $15.1 million in 2010, a $17.3 million decrease.

Interest income — Interest income was $161,000 and $157,000 for 2011 and 2010, respectively, and $40,000 and $46,000 in the fourth quarter of 2011 and 2010, respectively.

Interest expense — Interest expense was $2.5 million and $3.0 million in 2011 and 2010, and $517,000 and $732,000 during the fourth quarter of those same periods. Interest expense is related to interest incurred on our Senior Notes, finance obligations, line of credit, and capital leases. The decrease in interest expense in 2011 is primarily a result of extinguishments of our Senior Notes, partially offset by an increase from our finance obligations and line of credit.

Other income (expense), net — Other income (expense), net for the fiscal year 2011 and 2010 was $278,000 and $2.1 million, respectively. The decrease was primarily due to a $1.2 million loss on early retirement of our finance obligations resulting from a prepayment premium in 2011 and a $346,000 decrease due to gains on Senior Notes buybacks in 2010.  Other income (expense), net for the fourth quarter of 2011 and 2010 was $(684,000) and $678,000, respectively.

Income taxes — Our income tax provision (benefit) for 2011 and 2010 was $(142,000) and $359,000.  This income tax provision is for federal alternative minimum tax and certain income tax uncertainties, including interest and penalties.   The income tax provision for the fourth quarter of 2011 and 2010 was $60,000 and $281,000, respectively.

Net income (loss) — Net loss for the fiscal year of 2011 was $(19.4) million, or $(0.84) per share on a fully diluted basis, compared to net income of $13.9 million, or $0.59 per share on a fully diluted basis for the fiscal year of 2010.  Net loss for the fourth quarter of 2011 was $(3.4) million, or $(0.15) per share on a fully diluted basis, compared to net income of $14.9 million, or $0.63 per share on a fully diluted basis for the fourth quarter of 2010.

Free cash flow (a non-GAAP financial measure) — Free cash flow for 2011 and 2010 totaled $16.9 million and $(4.2) million, respectively.  The $21.1 million year over year increase was primarily due to $11.8 million decrease in capital expenditures in 2011 over 2010, and a $9.3 million increase in operating cash flows.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure, since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. However, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for future investment, debt retirement or other changes to our capital structure after we have paid all of our expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Year ended December 31,
	2011	2010	2009
Net cash provided by operating activities	$25,663	$16,322	$46,117
Expenditures for fixed assets, including internal-use software and website development	(8,741)	(20,511)	(7,275)
Free cash flow	$16,922	$(4,189)	$38,842

Cash and working capital — At December 31, 2011, we had cash and cash equivalents of $97.0 million.  Working capital was $(14.1) million and $14.7 million at December 31, 2011 and December 31, 2010, respectively.  The net change in cash from December 31, 2010 to December 31, 2011 was a decrease of $27.0 million. This was due to $43.8 million of cash outflows from financing activities and $8.9 million from investing activities, offset by $25.7 million of positive cash flows from operating activities.

About Overstock.com Overstock.com is Your Savings Engine offering brand-name products. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel. Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com and http://www.o.co. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.” Overstock.com® is a registered trademark of Overstock.com, Inc., O.co™ and Your Savings Engine™ are trademarks of Overstock.com, Inc., Inc. All other trademarks are the property of their respective owners.

# # #

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC on February 28, 2011, our subsequent quarterly reports on Form 10-Q, and our other subsequent filings with the SEC, including the anticipated filing today of Form 10-K for the year ended December 31, 2011, identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.

Overstock.com, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$96,985	$124,021
Restricted cash	2,036	2,542
Accounts receivable, net	13,501	13,560
Inventories, net	22,993	32,114
Prepaid inventories, net	1,027	2,082
Prepaids and other assets	12,651	11,651
Total current assets	149,193	185,970
Fixed assets, net	25,322	27,800
Goodwill	2,784	2,784
Other long-term assets, net	2,260	1,405
Total assets	$179,559	$217,959
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$70,332	$67,311
Accrued liabilities	47,902	40,751
Deferred revenue	27,978	24,027
Convertible senior notes, net	—	34,484
Line of credit	17,000	—
Finance obligations, current	—	3,922
Capital lease obligations, current	110	729
Total current liabilities	163,322	171,224
Capital lease obligations, non-current	2	113
Finance obligations, non-current	—	12,219
Other long-term liabilities	2,998	3,175
Total liabilities	166,322	186,731

Redeemable common stock	—	570
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	353,368	349,747
Accumulated deficit	(261,765)	(242,327)
Treasury stock	(78,368)	(76,764)
Total stockholders’ equity	13,237	30,658
Total liabilities and stockholders’ equity	$179,559	$217,959

Overstock.com, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Year ended December 31
	2011	2010	2009
Revenue, net
Direct	$163,609	$209,646	$150,901
Fulfillment partner	890,668	880,227	725,868
Total net revenue	1,054,277	1,089,873	876,769
Cost of goods sold
Direct	149,660	187,124	130,890
Fulfillment partner	725,529	713,109	581,127
Total cost of goods sold	875,189	900,233	712,017
Gross profit	179,088	189,640	164,752
Operating expenses:
Sales and marketing	61,813	61,334	55,549
Technology	67,043	58,260	52,336
General and administrative	67,766	55,650	48,906
Restructuring	—	(569)	(66)
Total operating expenses	196,622	174,675	156,725
Operating income (loss)	(17,534)	14,965	8,027
Interest income	161	157	170
Interest expense	(2,485)	(2,962)	(3,470)
Other income, net	278	2,088	3,277
Income (loss) before income taxes	(19,580)	14,248	8,004
Provision (benefit) for income taxes	(142)	359	257
Net income (loss)	(19,438)	13,889	7,747
Deemed dividend related to redeemable common stock	(12)	(112)	(48)
Net income (loss) attributable to common shares	$(19,450)	$13,777	$7,699
Net income (loss) per common share—basic:
Net income (loss) attributable to common shares—basic	$(0.84)	$0.60	$0.34
Weighted average common shares outstanding—basic	23,259	23,019	22,821
Net income (loss) per common share—diluted:
Net income (loss) attributable to common shares—diluted	$(0.84)	$0.59	$0.33
Weighted average common shares outstanding—diluted	23,259	23,366	23,067

Other data:
Gross bookings	$1,181,319	$1,210,983	$966,560
Average customer acquisition cost	$19.17	$16.87	$18.05

Overstock.com, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31
	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$(19,438)	$13,889	$7,747
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,350	14,580	12,883
Realized loss on marketable securities	—	—	48
Loss on disposition of fixed assets	—	—	183
Stock-based compensation to employees and directors	3,051	5,056	4,775
Stock-based compensation to consultants for services	—	—	10
Amortization of debt discount and deferred loan costs	127	391	331
(Gain) loss from early extinguishment of debt	1,253	(346)	(2,810)
Restructuring reversals	—	(569)	(66)
Changes in operating assets and liabilities:
Restricted cash	506	1,872	(152)
Accounts receivable, net	59	(1,920)	(4,540)
Inventories, net	9,121	(8,739)	1,344
Prepaid inventories, net	1,055	797	(2,118)
Prepaids and other assets	(456)	368	(604)
Other long-term assets, net	(160)	(215)	(120)
Accounts payable	2,944	(9,315)	18,642
Accrued liabilities	6,952	(2,575)	9,131
Deferred revenue	3,951	3,362	1,433
Other long-term liabilities	348	(314)	—
Net cash provided by operating activities	25,663	16,322	46,117
Cash flows from investing activities:
Purchases of marketable securities	(160)	(136)	—
Purchases of intangible assets	(4)	(396)	—
Sale of marketable securities prior to maturity	—	—	8,893
Investment in precious metals	—	(1,657)	—
Expenditures for fixed assets, including internal-use software and website development	(8,741)	(20,511)	(7,275)
Collection of note receivable	—	—	1,250
Net cash provided by (used in) investing activities	(8,905)	(22,700)	2,868
Cash flows from financing activities:
Payments on capital lease obligations	(730)	(490)	(348)
Drawdowns on line of credit	17,000	—	1,612
Payments on line of credit	—	—	(1,612)
Capitalized financing costs	(140)	—	(245)
Proceeds from finance obligations	1,429	16,383	—
Payments on finance obligations	(24,918)	(841)	—
Paydown on direct financing arrangement	(216)	(197)	(218)
Payments to retire convertible senior notes	(34,615)	(24,865)	(4,563)
Purchase of redeemable stock	—	(26)	—
Purchase of treasury stock	(1,604)	(825)	(340)
Exercise of stock options	—	1,503	29
Net cash used in financing activities	(43,794)	(9,358)	(5,685)
Net increase (decrease) in cash and cash equivalents	(27,036)	(15,736)	43,300
Cash and cash equivalents, beginning of period	124,021	139,757	96,457
Cash and cash equivalents, end of period	$96,985	$124,021	$139,757